Shiner International Announces Financial Results for the Fourth Quarter and Fiscal Year 2012

HAIKOU, China, March 26, 2013 -- Shiner International, Inc. (OTCQB: BEST) ("Shiner" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the fourth quarter and fiscal year 2012.

Fourth Quarter 2012 Financial Performance

Revenues for the three months ended December 31, 2012 decreased $1.35 million (or 5.89%), to $21.56 million compared to $22.91 million for the corresponding 2011 period. The decrease was primarily attributable to decreased revenues from coated film, color printing advanced film and water-based latex, which was partially offset by increase in revenues generated from BOPP tobacco. For the three months ended December 31, 2012, revenue from coated film revenue decreased $5.76 million (or 25.44%) to $16.88 million, from $22.64 million for the corresponding 2011 period, and sales from color printing decreased $2.44 million (or 42.51%) to $3.30 million, from $5.74 million for the corresponding 2011 period. For the three months ended December 31, 2012, revenue from BOPP tobacco increased $6.35 million (or 16.53%) to $44.76 million, from $38.41 million for the corresponding 2011 period; revenue from advanced film decreased $1.39 million (or 17.10%) to $6.74 million, from $8.13 million for the corresponding 2011 period; and revenue from water-based latex decreased $0.02 million (or 5.26%) to $0.36 million, from $0.38 million for the corresponding 2011 period.

Shiner's gross profit for the three months ended December 31, 2012 was $0.53 million, a profit margin of 2.46%, a decrease of 10.69% from 13.15% for the corresponding 2011 period. The decrease in profit margin was primarily a consequence of an increase in labor costs and depreciation of new property.

Operating loss for the three months ended December 31, 2012 was $5.40 million, compared to an operating loss of $0.81 million for the same quarter ended December 31, 2011. Selling, general and administrative expenses for the three months ended December 31, 2012 decreased by 44.76%, or $1.71 million, to $2.11 million in 2012, compared to $3.82 million for the corresponding 2011 period. General and administrative expenses decreased during the 2012 period mainly due to a $0.40 million decrease in insurance and a $0.30 million decrease in sales commissions. There was also an increase of $2.04 million and $1.78 million respectively in impairment loss of goodwill and patents during the 2012 period.

Shiner reported a net loss of $4.98 million for the three months ended December 31, 2012, compared to a net loss of $0.55 million in the same period of 2011. Earnings per share for the quarter were ($0.18), compared to earnings of ($0.02) per share for the same period of 2011.

Fiscal Year 2012 Financial Performance

Revenue for the year ended December 31, 2012 decreased $3.25 million (or 4.32%), to $72.04 million, compared to $75.29 million in the 2011 period. Gross profit for 2012 was $4.64 million, a profit margin of 6.44%, a decrease of 6.87% from 13.31% for 2011. Operating loss was $10.18 million, down from an operating income of $2.03 million in 2011. The Company saw a net loss of $10.56 for 2012, representing a decrease of $12.20 million (or 743.90%) from a net income of $1.64 million for 2011. Fully diluted loss per share was $(0.33), compared to fully diluted income per share of $0.06 for 2011.

Financial Condition

As of December 31, 2012, the Company had $4.23 million in cash and equivalents on hand, $11.10 million in long-term debt and working capital of $6.28 million. Stockholders' equity stood at $33.21 million, compared to $43.43 million as of December 31, 2011. Net cash used in operating activities for the year ended December 31, 2012 was $2.56 million, an increase of $2.94 million, compared to net cash flow provided by operating activities of $0.38 for the corresponding 2011 period.

About Shiner International, Inc.

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material and advanced film. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's products are used by manufacturers in the food and consumer products industry to preserve the texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China. Approximately 80% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 20 patents on products and production equipment, and has an additional 9 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at http://www.shinerinc.com.

Safe Harbor Statement

This press release may contain forward-looking statements regarding Shiner International, Inc. and its subsidiaries (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one fiscal period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contact: Cindy Gong
Tel: 86-898-6858 1104
Fax: 86-898-6858 1513
Email: ir@shinerinc.com
Web: http://www.shinerinc.com

- Financial Tables Follow -

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS

CURRENT ASSETS:

Cash & equivalents	$4,233,183	$2,831,808
Restricted cash	925,039	57,613
Accounts receivable, net of allowance for doubtful accounts of $850,123 and $121,017 at 2012 and 2011	7,807,846	7,744,377
Advances to suppliers	15,141,398	10,042,214
Notes receivable	542,802	7,865
Inventory, net	10,110,732	10,252,955
Prepaid expenses & other current assets	711,537	1,072,326

Total current assets	39,472,537	32,009,158

Property and equipment, net	30,689,391	27,836,253
Construction in progress	5,840,483	12,037,154
Advance for purchase of equipment	426,536	763,427
Intangible assets, net	1,069,988	3,063,646
Goodwill	-	2,023,342

TOTAL ASSETS	$77,498,935	$77,732,980

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$6,808,524	$5,133,835
Other payables	8,213,146	7,021,179
Unearned revenue	1,622,318	1,313,320
Accrued payroll	147,722	193,884
Short-term loans	16,404,115	10,684,625

Total current liabilities	33,195,825	24,346,843

Long-term loans	11,095,000	9,957,090
Total Liabilities	44,290,825	34,303,933

Commitments and contingencies

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized, 27,603,336 shares issued and 27,541,491 shares outstanding	27,603	27,603
Additional paid-in capital	14,336,456	14,332,392
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	5,745,728	5,426,393
Statutory reserve	3,414,514	3,523,273
Retained earnings	9,526,528	18,478,618
Total Shiner stockholders' equity	32,992,793	41,730,243
Noncontrolling interest:	215,317	1,698,804
Total equity	33,208,110	43,429,047

TOTAL LIABILITIES AND EQUITY	$77,498,935	$77,732,980

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(LOSS)
YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Net revenue	$72,036,187	$75,294,512
Cost of goods sold	67,397,899	65,275,356
Gross profit	4,638,288	10,019,156

Operating expenses:
Selling	2,648,251	2,443,574
General and administrative	6,248,043	5,544,604
Impairment of intangible assets	3,819,214	-
Loss on sale and write off of assets	2,106,379	-
Total operating expenses	14,821,887	7,988,178

Income (loss) from operations	(10,183,599)	2,030,978

Non-operating income (expense):
Other income, net	1,651,176	1,404,336
Interest income	40,877	14,064
Interest expense	(1,464,104)	(1,107,159)
Exchange gain (loss)	(55,588)	61,442
Total non-operating income (expense)	172,361	372,683

Income (loss) before income tax	(10,011,238)	2,403,661
Income tax expense	546,057	763,424

Net income (loss)	(10,557,295)	1,640,237

Net loss attributed to noncontrolling interest	(1,496,446)	(102,239)

Net income (loss) attributed to Shiner	$(9,060,849)	$1,742,476

Comprehensive income (loss):

Net income (loss)	$(10,557,295)	$1,640,237
Foreign currency translation gain	332,294	1,406,496

Comprehensive income (loss)	$(10,225,001)	$3,046,733

Weighted average shares outstanding :
Basic	27,541,491	27,541,491
Diluted	27,541,491	27,543,922

Earnings (loss) per share attributed to Shiner common stockholders:
Basic	$(0.33)	$0.06
Diluted	$(0.33)	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,557,295)	$1,640,237
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,245,986	2,256,579
Amortization	236,594	198,752
Stock compensation expense	4,064	10,908
Impairment of intangible assets	3,819,214
Loss on sale and write off of assets	2,106,379	-
Change in working capital components:
Accounts receivable	(4,390)	2,695,309
Inventory	220,441	(2,273,992)
Advances to suppliers	(5,022,577)	(6,347,879)
Other assets	361,440	(398,717)
Accounts payable and accrued expenses	1,635,791	(238,732)
Unearned revenue	301,598	984,652
Other payables	1,140,643	1,817,821
Accrued payroll	(47,641)	34,771

Net cash provided by (used in) operating activities	(2,559,753)	379,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Shimmer Sun Ltd	-	(3,200,000)
Cash acquired in acquisition of Shimmer Sun Ltd	-	248,742
Cash from the sale of assets	1,226,825	-
Issuance of notes receivable	(542,802)	-
Payment on note receivable	7,925	34,329
Payments for property and equipment	(2,592,970)	(9,555,336)
Payments for construction in progress	-	(7,112,596)
Increase in restricted cash	(866,987)	(56,697)

Net cash used in investing activities	(2,768,009)	(19,641,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	(22,354,037)	(6,966,000)
Proceeds from short-term loans	27,992,018	10,514,812
Proceeds from long-term loans	1,061,950	9,798,840

Net cash provided by financing activities	6,699,931	13,347,652

Effect of exchange rate changes on cash and cash equivalents	29,206	123,970

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,401,375	(5,790,227)

CASH AND EQUIVALENTS, BEGINNING BALANCE	2,831,808	8,622,035

CASH AND EQUIVALENTS, ENDING BALANCE	$4,233,183	$2,831,808

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,265,341	$923,998
Income taxes paid	$7,613	$789,711

The accompanying notes are an integral part of these consolidated financial statements.